250 Glen Street Glens Falls, NY
Contact: Timothy C. Badger Tel: (518)745-1000 Fax: (518)745-1976

TO:     All Media
Arrow Financial Corporation Names Thomas J. Murphy President

Glens Falls, NY, May 31, 2012 - Arrow Financial Corporation (NasdaqGS®: AROW) announced today that Thomas J. Murphy, CPA, has been named by the Board of Directors to serve as President of Arrow, as well as a member of the Board of Directors, effective July 1, 2012. Thomas L. Hoy, who currently serves as President, Chairman and Chief Executive Officer of Arrow, will continue as Chairman and CEO through the end of 2012, when Mr. Murphy will succeed Mr. Hoy as CEO of Arrow and CEO of Arrow's lead subsidiary bank, Glens Falls National Bank and Trust Company. Mr. Hoy will continue to serve as Chairman of the Board of Arrow and Glens Falls National after December 31, 2012.

Mr. Murphy's promotion reflects the Company's focus on ensuring strategic continuity and succession planning. Mr. Hoy's continuing as CEO in the second half of 2012 will support a seamless transition of duties to Mr. Murphy, who will assume operating responsibilities on July 1, 2012, and overall managerial responsibility for the Company at year-end 2012, upon Mr. Hoy's retirement.

Mr. Hoy said, “This is our Board's very well thought out plan for the future of our Company, and I am very pleased to hand over the management of our Company to such an able executive as Tom Murphy. He has vision for the future, a solid, conservative banking philosophy, strong ties to our communities and a management style that will optimize his very experienced senior management team.”

Mr. Murphy, age 53, has served as Senior Executive Vice President and as President of Glens Falls National since July 1, 2011. He has also served as Corporate Secretary of Arrow since 2009 and Senior Trust Officer of Glens Falls National since 2010. Mr. Murphy previously served as Senior Vice President of Glens Falls National (2008-2011) and Manager of the Personal Trust Department of Glens Falls National (2004-2011). Mr. Murphy started with the Company in 2004.
Mr. Hoy has served as Chief Executive Officer of Arrow since January 1, 1997. His career with Glens Falls National started in 1974 as a Management Trainee and he held various senior management positions within Glens Falls National and its Trust and Investment Division before being named President in 1995. During Mr. Hoy's tenure as CEO, the Company has grown from 17 banking offices and total assets of $653 million to 35 banking offices and total assets of over $2 billion, with net income in excess of $21 million annually.

The Company also announced today the appointment of Mark E. Bulmer, CPA, as Corporate Secretary of Arrow, effective July 1, 2012. In addition to his new appointment, Mr. Bulmer will continue to serve as Vice President and Corporate Secretary of Glens Falls National. Mr. Bulmer previously served as Assistant Corporate Secretary of Arrow.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, NY serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc., three property and casualty insurance agencies: Loomis & LaPann, Inc.; McPhillips Insurance Agency which is a division of Glens Falls National Insurance Agencies, LLC; Upstate Agency, LLC, and Capital Financial Group, Inc. an insurance agency specializing in the sale and servicing of group health plans.
These statements may be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events.